Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2008
FINANCIAL RESULTS

▪	Fourth quarter 2008 adjusted diluted EPS from continuing operations was $0.19
▪	Full year 2008 adjusted diluted EPS from continuing operations was $1.99
▪	2009 full year estimate of $1.20 to $1.50 per diluted share

BRISTOL, Conn., February 19, 2009 — Barnes Group Inc. (NYSE: B), a leading international aerospace and industrial components manufacturer and logistical services company, today reported a loss of $4.4 million from continuing operations for the fourth quarter 2008, or a loss of $0.08 per diluted share, including the after-tax impact from discrete actions, of $14.3 million, or $0.27 per diluted share.  The Company reported fourth quarter 2007 income from continuing operations of $19.1 million, or $0.32 per diluted share.  Barnes Group’s fourth quarter 2008 sales of $265.4 million were down 25 percent over the same period of 2007.

For the full year 2008, Barnes Group achieved sales of $1.36 billion, down 4 percent from 2007.  Reported income from continuing operations for the full year 2008, which includes the impact from discrete actions, was $97.1 million and diluted earnings per share were $1.74, compared to reported income from continuing operations of $103.6 million or $1.80 per diluted share in 2007.

The Company took significant discrete actions during the fourth quarter to counter the dramatic downturn in the worldwide economy and credit markets.  These actions were proactive steps to position the Company for consistent and sustainable profitable growth over the longer term and when the current uncertain economic environment improves.  These included actions related primarily to workforce reductions, transfer of work to address current and expected market conditions, and the valuation of certain deferred tax assets.

As a result of the actions, included in the 2008 fourth quarter income from continuing operations are pre-tax charges of $12.8 million ($14.3 million after-tax).  Approximately $5.3 million pre-tax ($9.2 million after-tax) is a result of actions taken within the Logistics and Manufacturing Services segment and approximately $7.5 million pre-tax ($5.1 million after-tax) is a result of actions taken within the Precision Components segment.  The after-tax amounts include a provision for the valuation of certain deferred tax assets.

Adjusted income from continuing operations for the fourth quarter of 2008, which excludes discrete actions, was $9.8 million, or $0.19 per diluted share.  For the full year, adjusted income from continuing operations was $111.3 million or $1.99 per diluted share.  Adjusted non-GAAP results are presented to reflect the financial results of the business if certain discrete actions had not been undertaken.

In addition, during the quarter the Logistics and Manufacturing Services business exited certain non-core activities within the United Kingdom (U.K.).  The results of the discontinued U.K. businesses, including

Barnes Group Inc.  \ 2

the costs of the actions related to the exits, have been segregated and treated as discontinued operations in the reported financial statements.

“The financial benefits of the progress we made throughout 2008 in streamlining our operations and our organizational structure were adversely impacted by the severe downturn in the global economy,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.  “In spite of the global economic crisis, we delivered strong financial performance for 2008 while continuing to position the Company for future growth and expanded profitability.  We have made prudent decisions to align our cost structure with market demands to enable us to remain globally competitive.  We will continue to evaluate our business and explore avenues to create opportunities to weather the current economic storm and prepare for the eventual turnaround.  Barnes Group has been in business for more than 150 years.  No matter the economic down cycle, we have continued to grow and prosper, and we expect to emerge from this one stronger and more competitive than ever,” Milzcik added.

Logistics and Manufacturing Services
•
Fourth quarter 2008 sales at Logistics and Manufacturing Services were $146.0 million, down 16 percent from $173.3 million in the same period last year.  Overall sales declines were driven primarily by slowing customer demand throughout North America and Europe. Foreign exchange adversely affected sales by $6.0 million in the fourth quarter.

•
Operating profit, including the impact of discrete actions of $5.3 million, was $5.4 million, compared with $12.5 million in the fourth quarter of 2007.  Operating profit, excluding the impact of discrete actions, was $10.7 million.  Operating profit was adversely impacted primarily due to the underperformance of Barnes Distribution Europe, which continued to feel the effects of organizational actions to right-size the cost structure. Adjusted operating margin was 7.3 percent compared to the reported 7.2 percent in the prior year.

•
Full year 2008 sales at Logistics and Manufacturing Services were $691.8 million, down 2% from $703.0 million in 2007.  Foreign exchange positively affected sales by $7.7 million for the full year.  Full year reported operating profit, including the impact of discrete actions, was $79.1 million.  Adjusted operating profit, excluding the impact of discrete actions, in 2008 was $84.4 million, and the 2007 reported operating profit was $70.5 million.  The increase in operating profit was primarily due to operational and productivity improvements in the North American distribution businesses and the added profit contribution from the aerospace aftermarket activity.

Precision Components
•
Fourth quarter 2008 sales at Precision Components were $121.8 million, down 34 percent from $184.7 million in the same period last year.  Sales declines were driven by deteriorating global industrial demand, primarily related to the transportation and consumer product end-markets, as well as the impact of the Boeing labor strike.  Foreign exchange adversely affected sales by $4.4 million in the fourth quarter.

•
Operating profit, including the impact of discrete actions of $7.5 million, was a loss of $3.0 million, compared with a profit of $18.2 million in the fourth quarter of 2007.  Excluding the impact of discrete actions, operating profit was $4.5 million.  Adjusted operating margin was 3.7 percent compared to the reported 9.8 percent in the prior year.

•	Full year 2008 sales at Precision Components were $683.0 million, down 6 percent from $728.4 million in 2007. Foreign exchange positively affected sales by $15.7 million for the full year. Full

Barnes Group Inc.  \ 3

year adjusted operating profit in 2008 was down 11 percent to $76.0 million, and the 2007 reported operating profit was $84.9 million.  The decline in operating profit for the quarter and full year was attributable to the sharp declines in demand within the transportation end-market and the impact of the Boeing labor strike.

2009 Outlook
“Our focus for 2009 is on maximizing cash flow generation by aggressively managing our working capital and improving operating performance in a significantly slower demand environment.  We will continue to carefully fund lean enterprise activities and seek opportunities to leverage existing capabilities to meet the needs of our customers and position our businesses for long-term sustainable growth,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.

“We believe that our diversified portfolio of businesses, strong balance sheet, and our recent cost-saving actions position the Company to manage through these challenging economic times.  As a result, the Company’s targeted earnings for the full year 2009, based on current market conditions, are $1.20 to $1.50 per diluted share,” added Stephens.

Conference Call
The Company will conduct a conference call with investors to discuss fourth quarter and full year 2008 results at 8:30 a.m. EST today, February 19, 2009.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.  Supporting presentation material, which will be covered during the call, will be available on the web site prior to the call.

Non-GAAP measures used in this release and supporting documents regarding adjusted income from continuing operations, diluted earnings per share, operating profit, and tax rate, which excludes fourth quarter charges, have been provided as the Company is aware that investors will use this information in evaluating the Company.  Reconciliations to non-GAAP measures are detailed in the reconciliation at the end of this release.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support.  Founded in 1857, the 5,600 dedicated employees at more than 70 locations worldwide are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Brian D. Koppy – 860.973.2126
###

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended December 31,			Twelve months ended December 31,
	2008	2007	% Change	2008	2007	% Change

Net sales	$265,371	$354,206	(25.1)	$1,362,091	$1,418,151	(4.0)

Cost of sales	170,023	223,007	(23.8)	847,641	880,983	(3.8)
Selling and administrative expenses	92,623	100,666	(8.0)	366,510	382,005	(4.1)
	262,646	323,673	(18.9)	1,214,151	1,262,988	(3.9)

Operating income	2,725	30,533	(91.1)	147,940	155,163	(4.7)

Operating margin	1.0%	8.6%		10.9%	10.9%

Other income	162	255	(36.5)	602	1,115	(46.0)

Interest expense	4,454	5,487	(18.8)	19,517	25,095	(22.2)
Other expenses	788	197	NM	2,929	1,156	NM

Income (loss) from continuing operations
before income taxes	(2,355)	25,104	NM	126,096	130,027	(3.0)

Income taxes	2,055	6,034	(65.9)	29,014	26,385	10.0

Income (loss) from continuing operations	(4,410)	19,070	NM	97,082	103,642	(6.3)

Loss from discontinued operations, net of taxes	(5,589)	(1,436)	NM	(10,103)	(2,305)	NM

Net income (loss)	$(9,999)	$17,634	NM	$86,979	$101,337	(14.2)

Common Dividends	$8,347	$7,545	10.6	$33,345	$29,111	14.5

Per common share:

Basic:
Income (loss) from continuing operations	$(0.08)	$0.36	NM	$1.80	$1.94	(7.2)

Loss from discontinued operations, net of taxes	(0.11)	(0.03)	NM	(0.19)	(0.04)	NM

Net income	$(0.19)	$0.33	NM	$1.61	$1.90	(15.3)

Diluted:
Income (loss) from continuing operations	$(0.08)	$0.32	NM	$1.74	$1.80	(3.3)

Loss from discontinued operations, net of taxes	(0.11)	(0.02)	NM	(0.18)	(0.04)	NM

Net income	$(0.19)	$0.30	NM	$1.56	$1.76	(11.4)

Dividends	$0.16	$0.14	14.3	$0.62	$0.545	13.8

Average common shares outstanding:
Basic	53,047,555	53,849,202	(1.5)	53,989,034	53,295,275	1.3
Diluted	53,047,555	58,723,076	(9.7)	55,812,666	57,525,832	(3.0)

NM- not meaningful
Footnotes: 2007 adjusted for discontinued operations.
                  2008 full year Other expenses included $1,238 transaction loss on sale of Spectrum Plastics.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended December 31,			Twelve months ended December 31,
	2008	2007	% Change	2008	2007	% Change

Net Sales

Logistics and Manufacturing Services	$145,990	$173,294	(15.8)	$691,769	$703,033	(1.6)

Precision Components	121,794	184,674	(34.0)	682,991	728,450	(6.2)

Intersegment sales	(2,413)	(3,762)	35.9	(12,669)	(13,332)	5.0

Total net sales	$265,371	$354,206	(25.1)	$1,362,091	$1,418,151	(4.0)

Operating profit (loss)

Logistics and Manufacturing Services	$5,434	$12,463	(56.4)	$79,137	$70,457	12.3

Precision Components	(3,026)	18,185	NM	68,456	84,944	(19.4)

Total operating profit	2,408	30,648	(92.1)	147,593	155,401	(5.0)

Interest income	151	8	NM	565	657	(14.0)

Interest expense	(4,454)	(5,487)	(18.8)	(19,517)	(25,095)	(22.2)

Other income (expense), net	(460)	(65)	NM	(2,545)	(936)	NM

Income (loss) from continuing
operations before income taxes	$(2,355)	$25,104	NM	$126,096	$130,027	(3.0)

NM- not meaningful

Footnotes:   2007 adjusted for discontinued operations.
                    2008 full year Other income (expenses) included $1,238 transaction loss on sale of Spectrum Plastics.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	December 31, 2008	December 31, 2007

Assets
Current assets
Cash and cash equivalents	$20,958	$20,600
Accounts receivable	173,215	211,346
Inventories	240,805	246,836
Deferred income taxes	27,650	29,087
Prepaid expenses	14,881	13,498

Total current assets	477,509	521,367

Deferred income taxes	40,731	14,085
Property, plant and equipment, net	235,035	230,545
Goodwill	361,930	380,486
Other intangible assets, net	316,817	330,458
Other assets	15,612	62,394

Total assets	$1,447,634	$1,539,335

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$8,905	$7,322
Accounts payable	80,495	187,136
Accrued liabilities	84,372	107,202
Long-term debt-current	15,386	42,660

Total current liabilities	189,158	344,320

Long-term debt	469,113	384,482
Accrued retirement benefits	164,796	109,502
Other liabilities	41,156	47,084

Stockholders' equity	583,411	653,947

Total liabilities and stockholders' equity	$1,447,634	$1,539,335

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BARNES GROUP INC
NON-GAAP FINANCIAL MEASURE RECONCONCILIATION
(Dollars in thousands, except per share data)
Unaudited

Following is a reconciliation of results excluding certain fourth quarter 2008 adjustments to the Company's reported results:
Three months ended December 31,		Twelve months ended December 31,
	2008	2008
Segment results:
Logistics and Manufacturing Services
Operating profit, as reported	$5,434	$79,137
Discrete charges (see note 1)	5,280	5,280
Adjusted operating profit	$10,714	$84,417

Precision Components
Operating profit (loss), as reported	$(3,026)	$68,456
Discrete charges (see note 1)	7,524	7,524
Adjusted operating profit	$4,498	$75,980

Total Operating Profit
Operating profit, as reported	$2,408	$147,593
Discrete charges (see note 1)	12,804	12,804
Adjusted operating profit	$15,212	$160,397

Consolidated results:
Barnes Group Inc.
Operating income, as reported	$2,725	$147,940
Discrete charges (see note 1)	12,804	12,804
Adjusted operating income	$15,529	$160,744

Income taxes, as reported	$2,055	$29,014
Discrete charges (see note 1)	2,901	2,901
Charges on deferred tax asset (see note 2)	(4,354)	(4,354)
Adjusted income taxes	$602	$27,561

Income (loss) from continuing operations, as reported	$(4,410)	$97,082
Discrete charges, net of taxes (see note 1)	9,903	9,903
Charges on deferred tax asset (see note 2)	4,354	4,354
Adjusted income from continuing operations	$9,847	$111,339

Net Income (loss), as reported	$(9,999)	$86,979
Discrete charges, net of taxes (see note 1)	9,903	9,903
Charges on deferred tax asset (see note 2)	4,354	4,354
Adjusted net income	$4,258	$101,236

Per common share - diluted
Income (loss) from continuing operations, as reported	$(0.08)	$1.74
Discrete charges, net of taxes (see note 1)	0.19	0.18
Charges on deferred tax asset (see note 2)	0.08	0.07

Adjusted income from continuing operations, per common share - diluted	$0.19	$1.99

Net Income (loss), as reported	$(0.19)	$1.56
Discrete charges, net of taxes (see note 1)	0.19	0.18
Charges on deferred tax asset (see note 2)	0.08	0.07
Adjusted net income, per common share - diluted	$0.08	$1.81

Notes: The Company has excluded certain discrete items from its financial measurements. These discrete items include:

1) In the fourth quarter of 2008, Logistics and Manufacturing Services and Precision Components recorded charges of $5,280 and $7,524 ($4,847 and $5,056 net of taxes), in workforce reductions and product rationalization activities.

2) In the fourth quarter of 2008, the Company provided a $7,051 valuation allowance against deferred tax assets in the Logistics and Manufacturing Services European operations. The amount included in Income from continuing operations was $4,354.

These adjustments represent discrete items and management believes that providing results excluding these items is useful to investors. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader shoud not consider it as an alternative measurement calculatated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.